Exhibit 10.1

HOTEL
PURCHASE AND SALE AGREEMENT

          THIS AGREEMENT (the “Agreement”), dated as of the 11th day of October, 2005 (the “Effective Date”), is made by and between TEACHERS’ RETIREMENT SYSTEM OF THE STATE OF ILLINOIS, a retirement system created pursuant to the laws of the State of Illinois (“Seller”), and DIAMONDROCK ORLANDO AIRPORT OWNER, LLC, a Delaware limited liability company, and its permitted assigns hereunder (“Purchaser”).

RECITALS:

          Seller desires to sell certain improved real property commonly known as the Orlando Airport Marriott (the “Hotel”), located at 7499 Augusta National Drive, Orlando, Florida which is owned by Seller, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

          NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.        The Property

            1.1          Description.  Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller’s right, title and interest in and to the following (collectively, the “Property”);

                           1.1.1          Certain land (the “Land”) located in the City of Orlando, Orange County, Florida, and more specifically described in Exhibit 1.1.1 attached hereto;

                           1.1.2          The Hotel buildings, improvements, and fixtures now situated on the Land (the “Improvements”);

                           1.1.3          All furniture, tangible personal property, machinery, apparatus, and equipment, inventory and supplies currently used in the operation, repair and maintenance of the Land and the Improvements, owned by Seller and situated thereon, all as more generally described on Exhibit 1.1.3 (collectively, the “Personal Property”), subject, however, to depletions, replacements and additions in the ordinary course of Seller’s business;

                           1.1.4          All development rights, easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

                           1.1.5          Any street or road abutting the Land to the center line thereof;

                           1.1.6          The service, maintenance, supply, equipment leases, or other contracts relating to the operation of the Land and the Improvements listed on Exhibit 1.1.6 attached hereto and any new contracts entered into pursuant to Section 4.5 (collectively, the “Contracts”);

                           1.1.7          Assignable warranties and guaranties issued in connection with the Improvements or the Personal Property which remain in effect as of Closing (as defined in Section 2.3); and

                           1.1.8          All transferable consents, authorizations, licenses, permits and approvals in respect of the Land or the Improvements listed on Exhibit 1.1.8 attached hereto (collectively, the “Approvals”).

                           1.1.9          The leases, licenses, concessions and other occupancy agreements listed on Exhibit A to Exhibit 9.1.3 attached hereto.

            1.2          “As-Is” Purchase.

                                                  (a)          Except as expressly set forth in this Agreement, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the date of this Agreement and of Closing.  All express and implied warranties, including without limitation warranties of merchantability or fitness for a particular purpose, are hereby disclaimed unless expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any shareholder, officer, employee, person, firm, agent, attorney, or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or permits, licenses or approvals relating to the Property or the value, income, cash flow, gross income, net income, profits, earnings, rents, receipts, expenses of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, permits, licenses, approvals, value, income, cash flow, gross income, net income, profits, earnings, rents, receipts, expenses of operation or income potential of the Property or any portion thereof.  The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto.  Seller makes no representations or warranties as to whether the Property contains asbestos or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any, except as otherwise set forth in this Agreement.  Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports, except as otherwise set forth in this Agreement.  Purchaser acknowledges that Seller has requested that Purchaser inspect the Property fully and carefully and investigate all matters relevant thereto and to the extent that Purchaser has relied upon any documents provided to Purchaser by Seller, all of such documents Purchaser acknowledges were provided without representation or warranty of any kind by Seller except as otherwise set forth in this Agreement.

                                                  (b)          Purchaser acknowledges and agrees that Seller makes no representation or warranty except as otherwise set forth in this Agreement as to the presence or alleged presence of asbestos or any hazardous materials or harmful or toxic substances in, on, under or about the Property, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder; (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind; (iii) this Agreement; or (iv) the common law.

                                                  (c)          Purchaser acknowledges that Seller currently operates the Improvements as a Hotel.  Purchaser further acknowledges that, other than as expressly set forth in this Agreement, it has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and studies, investigations and inspections with respect to the Property, its condition, value and potential.

                                                  (d)          The terms and provisions of this Section 1.2 shall survive Closing hereunder or any termination of this Agreement.

            1.3          Agreement to Convey.  Seller agrees to convey, and Purchaser agrees to accept, on the Date of Closing:  (a) fee simple marketable title to the Land and the Improvements by special warranty deed in the condition described in Section 1.2 hereof, and subject to the “Permitted Exceptions” described in Section 3.4 hereof; and (b) title to the Personal Property, by Bill of Sale (hereinafter defined), with special warranty as to the title and without warranty as to the condition of such personalty, except as otherwise set forth in this Agreement.

2.          Price and Payment.

            2.1          Purchase Price.  The purchase price for the Property (the “Purchase Price”) is Seventy-Two Million and No/100 Dollars ($72,000,000.00).

            2.2          Payment.  Payment of the Purchase Price (and each Deposit (as defined in Section 2.2.1) required to be made pursuant to this Section) is to be made by Purchaser wiring immediately available funds to the Title Company as escrow agent, as follows:

                           2.2.1

                                                  (a)          Purchaser shall make a deposit of One Million and No/100 Dollars ($1,000,000.00) (the “Initial Deposit”) within three (3) business days after the execution of this Agreement by Purchaser.  Unless Purchaser has terminated this Agreement as permitted by and in accordance with Section 3.5 hereof, Purchaser shall make an additional deposit of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (the “Additional Deposit”; together with the Initial Deposit and any amounts added to the deposits hereunder, and any interest accrued thereon, the “Deposit”) on or before the Approval Date (as defined in Section 3.5, below).

                                                  (b)          The Deposit, as installments of same are paid, will be placed with, and held in escrow by, Guaranty National Title Company, as agent for First American Title Insurance Company, 36 West Randolph Street, Eighth Floor, Chicago, Illinois 60601, Attention: Robert J. Voegel, President (the “Title Company”) in an interest-bearing account at a mutually acceptable banking institution pursuant to the provisions of an escrow agreement in the form of Exhibit 2.2.1(b) attached hereto.  Any interest earned on the Deposit shall be considered as part of the Deposit and shall be paid to or on behalf of either party hereto which is entitled to receipt of the Deposit pursuant to the terms of this Agreement.

                           2.2.2          At Closing, Purchaser shall pay the balance of the Purchase Price, subject to adjustment for prorations as provided for in Section 6 hereof.  Simultaneously with the payment by Purchaser of the balance of the Purchase Price, the Title Company shall pay the Deposit to Seller, by wiring immediately available funds to such bank accounts as Seller may designate.  This is an “ALL CASH” sale and Purchaser’s obligation to close hereunder is not contingent upon third party financing of any type or form.

            2.3          Closing.  Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place on that date (the “Date of Closing”) which is thirty (30) days after the Approval Date.  Closing shall occur at the offices of the Title Company at 10:00 a.m. E.S.T. local time or at such other time and place as may be agreed upon in writing by Seller and Purchaser.  Closing shall be accomplished through a deed and money escrow utilizing Federal Express (or similar nationally recognized overnight courier service) for delivery of documents to the Title Company.  Notwithstanding anything contained herein to the contrary, Purchaser shall have a one-time right to extend the Date of Closing for up to thirty (30) days provided that: (i) written notice of such extension is received by Seller (the “Extension Notice”) at least seven (7) days prior to the then scheduled Date of Closing; (ii) on the date the Extension Notice is sent to Seller, Purchaser deposits, as part of the Deposit, an additional amount equal to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the “Final Deposit”) with the Title Company; and (iii) Purchaser is not in default in any material respect under this Agreement.

            2.4          Seller’s Conditions to Closing.  The obligation of Seller to consummate the transactions contemplated hereunder are conditioned upon the following:

                           2.4.1          The representations and warranties of Purchaser contained herein shall be true and correct as of the Closing in all material respects.

                           2.4.2          Purchaser shall have performed and complied with all covenants and agreements required to be performed or complied with by Purchaser pursuant to this Agreement prior to or as of the Closing, in all material respects.

                           2.4.3          Purchaser shall have duly executed and delivered the documents and instruments required pursuant to Section 9.2 hereof.

                           2.4.4          The conditions set forth in Section 11.29 shall have been satisfied as provided therein.

                           2.4.5          If any of the foregoing conditions have not been satisfied as of the Date of Closing, then Seller shall be entitled to terminate this Agreement by giving Purchaser written notice to such effect, whereupon Title Company shall return the Deposit to Purchaser and the parties thereafter shall have no further rights or liabilities under this Agreement (except as otherwise provided in Section 10.1 if the failure of any of the foregoing conditions to be satisfied results from the breach of the terms of, or default under, this Agreement by Purchaser and except as otherwise provided to survive the termination of this Agreement).

            2.5          Purchaser’s Conditions to Closing. The obligation of Purchaser to consummate the transactions contemplated hereunder are conditioned upon the following:

                           2.5.1          The representations and warranties of Seller contained herein shall be true and correct as of the Closing in all material respects.

                           2.5.2          Seller shall have performed and complied with all covenants and agreements required to be performed or complied with by Seller pursuant to this Agreement prior to or as of the Closing, in all material respects.

                           2.5.3          Seller shall have duly executed and delivered the documents and instruments required pursuant to Section 9.1 hereof.

                           2.5.4          The conditions set forth in Section 11.29 shall have been satisfied as provided therein.

                           2.5.5          Purchaser shall have obtained valid liquor licenses necessary for the continued operation of the bars, restaurants and lounges and the sale of alcoholic beverages at the Hotel following Closing.

                           2.5.6          The Title Company (or another nationally recognized title company reasonably acceptable to both Seller and Purchaser) shall be unconditionally committed (subject to the payment of premiums therefor) and ready, willing and able to issue the Title Policy to Purchaser for the Hotel, subject only to the Permitted Exceptions.

                           2.5.7          Purchaser shall have been able to obtain the audit described in Section 3.7 hereof.

                           2.5.8          If any of the foregoing conditions have not been satisfied as of the Date of Closing, then Purchaser shall be entitled to terminate this Agreement by giving Seller written notice to such effect, whereupon Title Company shall return the Deposit to Purchaser and the parties shall thereafter have no further rights or liabilities under this Agreement (except as otherwise provided in Section 10.2 hereof if the failure of such condition to be satisfied results from the breach of the terms of, or default under, this Agreement by Seller, and except as otherwise provided to survive the termination of this Agreement).

            2.6          Efforts to Satisfy Conditions to Closing.  Seller and Purchaser shall each use commercially reasonable diligent efforts to cause their respective closing conditions to be satisfied as of the Date of Closing

3.          Inspections and Approvals.

            3.1          Access and Reports.

                           3.1.1          Subject to Section 3.1.2, Seller agrees to allow Purchaser or Purchaser’s agents or representatives reasonable access to the Property (during normal business hours) for purposes of any non-intrusive physical or environmental inspection of the Property and review of, as available, the Contracts, the Approvals, Seller’s books and records relating to the Property (other than any privileged, records or Seller’s internal appraisals, valuations, projections, income tax returns and similar records), environmental studies and reports, surveys, building and systems plans, copies of all existing architectural and engineering studies, title insurance policies, zoning and site plan materials, books, records, financial statements, advance reservations and room bookings and function bookings, rate schedules, occupancy, use, sales or similar tax audits and reports and any and all other materials or information relating to the operation of the Property (collectively, the “Property Documents”) which are in, or come into, the Seller’s possession or control and income and expense statements, as Purchaser may reasonably request, provided that no such inspection or review shall interfere with the continuing operation of the Property in the ordinary course of business as a hotel.  Purchaser shall not conduct or authorize any physically intrusive testing of, on or under the Property without first obtaining Seller’s written consent (which consent Seller shall not unreasonably withhold, condition or delay) as to the timing and scope of work to be performed.  Purchaser shall immediately repair and restore any portion the Property which becomes damaged as a result of Purchaser’s access pursuant to this Section 3.1 to the condition which existed immediately prior to Purchaser’s access.  In the event Purchaser shall fail to undertake such repair and/or restoration, Seller shall have the right to undertake same and Purchaser shall immediately reimburse Seller for all of its costs and expenses incurred in connection therewith immediately upon demand therefor.  Purchaser’s repair and restoration obligations set forth in this Section 3.1.1 shall survive any termination of this Agreement.

                           3.1.2          Purchaser agrees that, prior to undertaking any physical or environmental inspections of the Property, Purchaser or Purchaser’s agents will obtain not less than Two Million and No/100 Dollars ($2,000,000.00) commercial general liability insurance with contractual liability endorsement which insures Purchaser’s indemnity obligations under this Section 3.1 and which names Seller and any of Seller’s agents (as Seller shall require) as insureds thereunder (a copy of which policy, upon the request of Seller, Purchaser will provide to Seller) issued by a licensed insurance company reasonably acceptable to Seller.  Such insurance coverage shall be maintained by Purchaser as long as this Agreement remains in force and effect.  Purchaser shall not unreasonably interfere with the activity of Seller, Hotel guests or any persons occupying or providing service at the Property.  Purchaser shall give Seller reasonable prior notice of Purchaser’s intention to conduct any inspections and Seller reserves the right to have a representative present during any or all such inspections.  Purchaser agrees to provide Seller with a copy of any inspection report upon Seller’s written request.  Purchaser shall indemnify, defend and hold Seller and Seller’s affiliates, subsidiaries, shareholders, officers, directors and agents harmless from any claims, liabilities, damages and penalties, and any loss, injury, damage or expense, including attorneys’ fees and costs, arising out of (a) a breach by Purchaser of the foregoing agreements; or (b) the exercise by Purchaser or its agents or representatives of the right of access under this Section 3.1 (collectively, the “Purchaser’s Indemnity Obligations”).  Any inspections shall be at Purchaser’s sole cost and expense.  All agreements of, and indemnifications by, Purchaser under this Section 3.1 shall survive Closing or any termination of this Agreement.

                           3.1.3          Except as otherwise expressly set forth in this Agreement, Seller makes no representations or warranties as to the accuracy or completeness of any materials, data or other information, including without limitation the contents of the books and records of Seller, the Approvals, the Contracts or income and expense statements, supplied to Purchaser in connection with Purchaser’s inspection of the Property.  Except as otherwise expressly set forth in this Agreement, it is the parties’ express understanding and agreement that all such materials are provided by Seller solely for Purchaser’s convenience in making its own examination and determination prior to the Approval Date (as defined in Section 3.5).

            3.2          Title and Survey.  Within five (5) business days after the Effective Date, Seller shall deliver to Purchaser (i) a copy of Seller’s most recent title policy (and all exception documents in Seller’s possession) issued in connection with the Property, and (ii) a copy of the most recent survey of the Property showing the improvements thereof (the “Existing Survey”).  Purchaser shall obtain: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.  Purchaser may elect to obtain a new survey or revise, modify, or re-certify the Existing Survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Commitment or to otherwise satisfy Purchaser’s objectives.  Purchaser shall have until the Approval Date to provide written notice to Seller of any matters affecting title to the Property as shown on the Title Commitment (collectively, the “Title Objections”), or any matters affecting title to the Property as shown on the Survey (the “Survey Objections”), which are not satisfactory to Purchaser, which notice (“Title Notice”) must specify the reason such matters are not satisfactory, and the curative steps necessary to remove the basis for Purchaser’s disapproval.  It is Purchaser’s obligation to provide the Title Notice at least three (3) business days prior to the Approval Date to permit the parties to then have until three (3) business days prior to the Approval Date to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser’s objections; provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to attempt to cure or agree to attempt to cure any Title Objections or Survey Objections, and Seller shall not be deemed to have any obligation to attempt to cure any such matters unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Approval Date and which recites that it is in response to a Title Notice.  Purchaser’s sole right with respect to any Title Objections or Survey Objections contained in a Title Notice given in a timely manner shall be to elect on or before the Approval Date to terminate this Agreement pursuant to Section 3.5 hereof in which event the Deposit shall be returned to Purchaser.  All Title Objections or Survey Objections with respect to which a timely Title Notice is given but Seller expressly agrees to attempt to cure as provided above, shall be deemed to be approved by Purchaser as “Permitted Exceptions” as provided in Section 3.4 hereof.  Notwithstanding the foregoing, Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent, and any liens for unpaid taxes, assessments and other charges which are due and payable, mechanics and materialman’s liens, judgment liens, and any mortgages, deeds of trust and security interests encumbering any of the Property, all of which shall be deemed Title Objections.

            3.3          Contracts.  As used herein, the term “Contracts” shall mean all service, maintenance, supply, equipment lease, capital improvement or other contracts relating to the operation of the Property, in effect as of the date hereof which are listed on Exhibit 1.1.6 attached hereto and any new contracts entered into pursuant to Section 4.5.  Purchaser shall, at Closing, assume all Contracts as provided in Exhibit 9.1.3.

            3.4          Permitted Exceptions.  Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

                           3.4.1          All Title Objections and/or Survey Objections which Purchaser has otherwise approved or is deemed to have approved pursuant to Section 3.1 or 3.2 hereof and any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date which were consented to by Purchaser;

                           3.4.2          All Contracts;

                           3.4.3          Subject to prorations, the lien of real and personal property taxes and assessments not yet due and payable;

                           3.4.4          Tenancies, other than pursuant to Hotel guests, subject to other provisions of this Agreement, limited to those listed and new ones entered into in accordance with this Agreement;

                           3.4.5          Subject to the proration provisions hereof, charges for sewer, water, electricity, telephone, cable television or gas;

                           3.4.6          Rights of tenants other than Seller to remove trade fixtures;

                           3.4.7          Any law, ordinance, order, restriction, rule or regulation, now or hereafter adopted, of any governmental department or authority having jurisdiction over the Property or the operation thereof, including, without limitation, zoning and alcoholic beverage control ordinances, regulations and restrictions;

                           3.4.8          Except as elsewhere provided herein, future reservations and bookings and any occupancy rights that any Hotel guest, tenant or occupant may have pursuant to applicable law; and

                           3.4.9          Any liens, encumbrances, restrictions or other matters which affect the Property solely as a result of acts of Purchaser, its agents, employees or contractors.

                           All of the foregoing are referred to herein collectively as the “Permitted Exceptions”.

            3.5          Purchaser’s Right to Terminate.  If, as a result of its various investigations or otherwise, Purchaser determines that the Property is not a suitable investment for its purposes or that Purchaser does not want to acquire the Property, in its sole, absolute and arbitrary discretion, Purchaser shall have the right by giving Seller written notice (the “Termination Notice”) on or before 5:00 p.m. E.S.T. on the date which is thirty (30) days after the Effective Date (the “Approval Date”) to terminate its obligation to purchase the Property.  If a proper Termination Notice is timely given, the Title Company shall return the Initial Deposit to Purchaser and neither party shall have any further obligations or liability hereunder, except Purchaser’s Indemnity Obligations set forth in Section 3.1.2 hereof and the Confidentiality Obligations set forth in Section 3.6 hereof.  In the event that Purchaser does not tender to Seller a proper Termination Notice prior to 5:00 p.m. E.S.T. on the Approval Date: (x) Purchaser shall immediately tender the Additional Deposit to the Title Company, in immediately-available funds; (y) the Deposit shall be non-refundable, except in the event of Seller’s uncured default hereunder or except as otherwise expressly set forth herein; and (z) Purchaser shall have no further rights to the Deposit, and no further right to terminate this Agreement, except as otherwise expressly set forth herein.

            3.6          Confidentiality.  Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents or representatives and the results of all investigations, tests and studies of the Property, whether conducted by or on behalf of Seller, Purchaser or any other person or entity (collectively, the “Proprietary Information”) are proprietary and confidential and Purchaser shall not disclose to any other person except to persons who, in the reasonable business judgment of Purchaser, “need to know” for the purpose of evaluating or effecting the transaction contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential property managers, lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction; provided, however, that information or documents shall not be subject to the provisions of this Section 3.6 if, not otherwise in violation of this Section 3.6, such information or documents, (i) were or become(s) generally available to the public, (ii) were or become(s) available to Purchaser on a non-confidential basis from a source other than the Seller, or (iii) were or are developed by Purchaser without using or relying on any confidential information or confidential documents otherwise covered by the provisions of this Section 3.6.  Notwithstanding anything herein to the contrary, it is acknowledged that Purchaser is an affiliate of a publicly traded company; consequently, Purchaser and its affiliates shall have the absolute and unbridled right to disclose any proprietary or other information regarding the transaction contemplated by this Agreement required by law or as reasonably determined to be necessary or appropriate by Purchaser and its affiliates or their attorneys to satisfy disclosure and reporting obligations of Purchaser or its affiliates.  In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, other than a Seller default, Purchaser agrees to return or deliver to Seller, or cause to be returned or delivered to Seller all Proprietary Information.  Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than in connection with the purchase under this Agreement and the operation of the Property post-Closing.  All obligations of Purchaser under this Section 3.6 shall be referred to as the “Confidentiality Obligations”.  Purchaser shall indemnify, defend and hold harmless Seller against all costs, claims and damages, including reasonable attorneys’ fees, suffered or sustained as the result of Purchaser’s breach of the Confidentiality Obligations.  In addition to any other remedy available to Seller, Seller shall have the right to seek injunctive relief in the event of any violation or breach of this Section 3.6.  Notwithstanding any other term of this Agreement, the provisions of this Section 3.6 shall survive any termination of this Agreement.

            3.7          Right to Audit. Any time after the Effective Date, Purchaser may, at its sole cost and expense, engage a third-party certified public accountant to perform audits with respect to the Hotel providing all disclosures required by generally accepted accounting principles and Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof. Seller, at no cost or expense to Seller, shall, and shall use reasonable efforts to cause its property manager to, cooperate in a commercially reasonable manner in connection with the performance of such audits and to provide information reasonably requested by such accountants. In connection with such audits, Seller, at no cost or expense to Seller, shall and shall use reasonable efforts to cause its property manager to provide the accountants performing such audits with representation letters conforming to American Institute of Certified Public Accountants professional standards. The provisions of this Section 3.7 shall survive the Closing

4.          Prior to Closing.

            4.1          Insurance.  Until Closing, Seller or Seller’s agents shall keep the Property insured, including without limitation, insurance against fire and other hazards covered by extended coverage endorsement and commercial public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in such amounts and with such coverages and deductibles as in effect on the Effective Date.

            4.2          Operation.  Until Closing, Seller or Seller’s agents shall operate and maintain the Property and the business of the Hotel conducted thereon and make repairs thereto substantially in accordance with Seller’s past practices with respect thereto, and deliver the Property to Purchaser at Closing in its present condition, normal wear and tear excepted, and subject to the provisions of Section 7.1 with respect to any loss or damage to the Property.  Such continuing operation shall include Seller’s obligation to deliver the Property to Purchaser at Closing with customary levels of inventories and supplies.

            4.3          Bookings.  Between the date hereof and the Date of Closing, Seller shall continue to accept booking contracts for the Hotel facilities in accordance with past practice.

            4.4          Liquor License..  Seller agrees to transfer and shall cooperate reasonably in Purchaser’s efforts to transfer (either to Purchaser or its designee) alcohol beverage license number BEV5802007 (the “License”) to the extent to which the License is transferable.  Except as provided below, such cooperation shall be limited to performing the following in a timely fashion when requested by Purchaser: (i) the execution of those forms presented by Purchaser and required by the Florida Division of Alcoholic Beverages and Tobacco (“Division”) to be executed by Seller in order for such transfer to be completed; and (ii) the provision of data both required by the Division and known to Seller.

If Purchaser cannot achieve the transfer of the License by Closing solely because of applicable federal, state or local laws, Seller shall cooperate reasonably with Purchaser to allow Purchaser to sell alcohol beverages at the Hotel, provided that Seller determines, in its reasonable discretion, both: (i) that such continued sale does not violate any applicable federal, state or local statute, regulation, ordinance, law, or regulatory agency enforcement policy; and (ii) that Purchaser has provided Seller (through a separate agreement negotiated between Seller and Purchaser) with indemnification, insurance coverage, evidence of the indemnitor’s insurance coverage,  and other promises sufficient, in Seller’s reasonable discretion, to protect Seller from all categories of loss or damages which might arise from the sale of alcohol beverages at the Hotel or Seller’s continued licensure to sell alcohol beverages at the Hotel on the Date of Closing or thereafter.  Notwithstanding any other provision of this Section 4.4, Purchaser agrees and acknowledges that: (i) Seller shall not be required to incur any expense of any nature whatsoever to discharge its duties under this Section 4.4; and (ii) in no event shall Seller have any obligation to ensure the continued sale of alcohol beverages at the Hotel on or after the sixty-first (61st) calendar day following the Date of Closing.  The parties’ respective obligations under this Section 4.4 shall survive Closing.

            4.5          New Contracts.  Between the date hereof and the Date of Closing, Seller will enter into only those Contracts which Seller believes are necessary to carry out its obligations under Section 4.2 and which shall be cancelable without cost to Purchaser on not more than thirty (30) days written notice.  If Seller enters into any such Contract, it shall promptly provide written notice thereof to Purchaser and it shall be treated as a Contract for all purposes of this Agreement.

            4.6          New Employees. Seller and its property manager shall make available to Purchaser and/or its property manager, to the extent permitted by law, information within its possession or control regarding each Hotel employee reasonably requested by Purchaser, including salaries and duties and length of service, and other compensation and fringe benefits, and whether such Hotel employee is participating in a group health plan maintained by Seller or its manager or any of their affiliates through the exercise of COBRA benefits. Beginning immediately after the Approval Date if Purchaser has not given Seller the Termination Notice, Seller shall provide to Purchaser and/or its manager, at no cost or expense to Purchaser or its manager, a meeting room suitable for Purchaser or its manager to conduct interviews and evaluate employment applications of those parties who may seek employment at the Hotel following Closing and Seller shall cause its manager, to reasonably cooperate with Purchaser or its manager’s efforts to conduct such interviews.

            4.7          Termination of Hotel Employees; WARN Act. The employment of all Hotel employees shall be terminated by Owner or its manager on or immediately prior to the Closing (the “Terminated Employees”). (For purposes of WARN Act liability, the Closing is considered to be the “effective date of sale”). Purchaser’s manager or its affiliate shall offer employment to a sufficient number of Terminated Employees on such terms and conditions so as to prevent the application of the U.S. Worker Adjustment and Retraining Notification Act (“WARN Act”). At Closing, Purchaser agrees to assume or cause its manager to assume any collective bargaining agreements in effect as of the date of this Agreement with respect to Hotel employees. The provisions of this Section 4.7 shall survive the Closing.

            4.8          Employee Claims.  Seller shall hold harmless, indemnify and defend or cause to be indemnified and defended Purchaser, Purchaser’s manager and their affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Purchaser, Purchaser’s manager and their affiliates with respect to claims, causes of action, judgments, damages, penalties and liabilities arising out of or related to (A) any benefit plan or employment agreement to the extent related to, or arising out of any period before the Closing, (B) any collective bargaining agreements to the extent related to, or arising out of, any period before the Closing, or (C) any individual formerly employed at the Hotel, or any Hotel employees, or any claims asserted by them or by any employee benefit plans, labor unions, federal, state or local governments or government agencies, or other persons or entities asserting claims for, relating to, or on behalf of such employees, to the extent arising out of any act, failure to act, any transaction or any facts or circumstances (i) occurring prior to the Closing or (ii) undertaken or caused by Seller or its manager in connection with Hotel employees in connection with this Agreement or the Closing, including, without limitation: (A) the termination of such Hotel employees by Seller or its manager, excluding any liability under the WARN Act solely resulting from Purchaser’s failure to comply with its obligations under Section 4.7 above; (B) the failure of Seller or its manager (or their affiliates) at or before Closing to comply with any laws relating to the employment of such Hotel employees or any union organizing effort or collective bargaining agreement proposed for such Hotel employees; (C) any alleged discrimination, breach of contract or other wrongful termination by Seller or its manager or their affiliates at or before Closing; (D) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance arising out of or relating to any period before Closing; and (E) all costs and expenses associated with salary, wages, bonuses, profit sharing, pension, health and welfare benefits, employee severance payments and other compensation and fringe benefits (including sick leave and vacation pay) that are accrued or earned by Hotel employees rehired or retained by Purchaser’s manager or their affiliates after Closing but are unpaid as of the Date of Closing to the extent related to, or arising out of, any period before the Closing.

          Purchaser shall hold harmless, indemnify and defend Seller and its manager and their affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller or its manager or any affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel employees hired on or after the Date of Closing by Purchaser or its manager or their affiliates, asserted by Hotel employees and other applicants not hired by Purchaser or its manager or their affiliates, or asserted by employee benefit plans, labor unions, federal, state or local governments or government agencies, or other persons or entities asserting claims for, relating to, or on behalf of such employees or applicants, to the extent arising out of any act, failure to act, any transaction or any facts or circumstances (i) occurring, and attributable to the period, from and after the Date of Closing, or (ii) undertaken or caused by Purchaser or its affiliates in connection with this Agreement or the Closing, including, without limitation (A) the termination by Purchaser or its manager or their affiliates of Hotel employees who are hired by Purchaser or its manager or their affiliates; (B) any and all liability under the WARN Act for any breach by Purchaser’s manager under Section 4.7; (C) any alleged discrimination, breach of contract or other wrongful termination, with respect to Hotel employees hired or retained on or after Closing by Purchaser, its manager or their affiliates, or any final, non-appealable judgments arising out of any claims made by Hotel employees or other applicants claiming that they were discriminated against in Purchaser’s, Purchaser manager’s or their affiliates’ decision not to hire or retain such Hotel employees or applicants;  and (D) any alleged right to workers’ compensation benefits, unemployment compensation, contractual severance, or statutory severance, for Hotel employees hired or retained on or after Closing by Purchaser, Purchaser’s manager, or their affiliates, including claims for any withdrawal liability under any Multiemployer plan, in each case solely attributable to the period from and after the Closing.

          The provisions of this Section 4.8 shall survive the Closing.

            4.9          COBRA Requirements.

                                                  (a)          Seller, Seller’s manager or their affiliates shall be responsible for the provision of all notices under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in order to comply with the requirements of COBRA with respect to the transactions contemplated hereby, including the provision of COBRA notices to all Terminated Employees and their COBRA beneficiaries. Purchaser or its affiliates shall only be responsible for the provision of any notices required to comply with the requirements of COBRA with respect to any Terminated Employees hired or retained by Purchaser, Purchaser’s manager or their affiliates, or COBRA beneficiaries thereof, who experience a qualifying event under Purchaser’s or its manager’s health plan, if any, after Closing.

                                                  (b)          For purposes of this provision, the term “group health coverage continuation” shall mean the requirement to make available continuation of group health coverage pursuant to: (1) Section 4980B of the Code, and/or (2) Sections 601 through 608 of ERISA, and/or (3) any applicable state law. The term “qualified beneficiaries” shall mean any individuals who are entitled to group health coverage continuation under applicable federal or state law. The term “qualifying event” shall refer to an event resulting in the loss of group health coverage to a qualified beneficiary as provided under applicable federal or state law.

                                                  (c)          Seller, Seller’s manager or their affiliates shall retain all obligations and liabilities for group health coverage continuation with respect to (1) any qualified beneficiary whose qualifying event occurs after the Date of Closing in connection with the employment, after the Date of Closing, of a Hotel employee by Seller, its manager or any of their Affiliates; (2) all qualified beneficiaries who elected continuation of group health coverage prior to the Date of Closing; (3) all qualified beneficiaries, with respect to any group health plan of Seller, its manager or any affiliate, who have experienced a qualifying event on or before the Date of Closing, but for whom the election period for continuation of group health coverage has not terminated; and (4) all qualified beneficiaries with respect to whom Seller, its manager or their affiliates are required to provide COBRA notice as set forth in Section 4.9(a), above to the extent the qualifying event occurred at or before Closing.

                                                  (d)          Purchaser or its manager or their affiliates shall only be responsible for obligations and liabilities for group health coverage continuation with respect to those Terminated Employees hired on or after the Closing by Purchaser or its manager or their affiliates and who become participants in the Purchaser’s or its manager’s or their affiliates’ group health plan and who experience a qualifying event after the Date of Closing. For the avoidance of doubt, the obligation of Purchaser or its manager and their affiliates under COBRA shall be limited to those qualified beneficiaries who become participants in the health care plans of Purchaser or its manager and their affiliates on or after the Closing. Purchaser shall indemnify and defend Seller and its manager and their affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Seller or its manager or any affiliate thereof to the extent arising out of or resulting from Purchaser’s, Purchaser manager’s or their affiliates’ failure to comply with any provision of this Section 4.9(d).

                                                  (e)          Seller shall indemnify and defend Purchaser and its manager and their affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser or its manager or their affiliates to the extent arising out of or resulting from Seller’s, Seller’s manager or their affiliates’ failure to comply with any provision of this Section 4.9.

            The provisions of this Section 4.9 shall survive the Closing.

5.          Representations and Warranties.

            5.1          By Seller.  Seller represents and warrants to Purchaser that:

                           5.1.1          Seller is a retirement system created pursuant to the laws of the State of Illinois.

                           5.1.2          Seller has the power and authority to acquire, own, and dispose of the Property and to engage in the transactions contemplated in this Agreement, and as of the Approval Date, this Agreement will have been authorized by all necessary action on the part of the Seller.  This Agreement has been executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms.  No consent or approval of any person, entity or governmental authority is required to be obtained by Seller in order for Seller to enter into and perform this Agreement except those that have been obtained and are in full force and effect.

                           5.1.3          The execution and performance of this Agreement and the subsequent sale of the Property by Seller will not result in a breach of, violate any term or provision of, or constitute a default under, any articles of incorporation, bylaws, agreement, indenture, mortgage or other document by which Seller is bound.

                           5.1.4          The Contracts listed on Exhibit 1.1.6 are all of the service, maintenance, supply, capital improvement, equipment lease or other contracts to be assumed by Purchaser relating to the operation and management of the Property.  Seller has delivered true, correct and complete copies of the Contracts to Purchaser.  To Seller’s knowledge, Seller is not in default in any material respect under the Contracts and there is no existing condition that, with notice or passage of time or both, would constitute a material default by Seller under any of the Contracts.  To Seller’s knowledge, no other party to a Contract is in default in any material respect under any of the Contracts and there is no existing condition that, with notice or passage of time or both, would constitute a material default by such party under any of the Contracts.

                           5.1.5          To Seller’s actual knowledge, attached as Exhibit 5.1.5(a) is a complete list of all of the employees employed at the Property as of the date appearing on Exhibit 5.1.5(a).  Except as set forth on Exhibit 5.1.5(b) attached hereto, there is no pension, retirement, profit sharing or similar plan or obligation with respect to the Property or its employees.  There are no collective bargaining agreements and no multiemployer pension plans affecting the Property or its operation except as set forth on Exhibit 5.1.5(b).

                           5.1.6          No litigation is pending, or, to Seller’s actual knowledge, threatened against Seller, or, to Seller’s actual knowledge, its manager, relating to the Property, except as set forth on Exhibit 5.1.6.

                           5.1.7          There are no management agreements relating to the operation of the Hotel or the Property which will not be terminated at and as of Closing.

                           5.1.8          There is no condemnation either instituted or, to Seller’s actual knowledge, threatened, which would affect the Property, and neither Seller nor, to Seller’s knowledge, its manager has received written notice of any special assessment affecting any of the Property.

                           5.1.9          Neither Seller nor, to Seller’s knowledge, its manager has received written notice from any insurance company of any defects or inadequacies in the Property that would affect adversely its insurability or increase the cost of insurance.

                           5.1.10          Intentionally Omitted.

                           5.1.11          To Seller’s actual knowledge, neither Seller nor any of its respective constituent owners or affiliates currently are in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

                           5.1.12          Except for the matters listed on Exhibit 5.1.12 attached hereto and as otherwise disclosed in the environmental reports delivered to Purchaser, Seller has not, and to Seller’s actual knowledge, its manager has not, received notice of any violations of environmental laws or regulations with respect to the Property.  To Seller’s actual knowledge, there is no presence of any hazardous materials, hazardous substances, toxic substances or wastes (as defined in or regulated by any federal, state or local laws, statutes, ordinances or regulations) on, under, in, at or emanating from the Property.

                           5.1.13          Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets. Seller is not insolvent, and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

                           5.1.14          Seller and, to Seller’s actual knowledge, its manager, have not received written notice from any governmental authority alleging a violation of any legal requirement or absence, suspension, revocation or non-renewal of any permit that has not been corrected, cured or otherwise resolved or seeking to audit or investigate compliance of the Hotel with any applicable legal requirement, which audit or investigation has not been completed or otherwise resolved.

                           5.1.15          Seller has provided to Purchaser a correct and complete copy of the annual operating statement as of June 30, 2003, June 30, 2004, and June 30, 2005, and for the fiscal year then ended, for the Hotel and as of August 31, 2005, and for the two-month period then ended (collectively, “Financial Statements”). To Seller’s actual knowledge, the Financial Statements are correct and complete and present fairly the results of operations of the Hotel operating from the Property for the periods covered thereby. To Seller’s actual knowledge, each of the Financial Statements fairly presents Seller’s financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto.

                           5.1.16          Seller has delivered or made available to Purchaser correct and complete copies of all environmental reports and property condition reports in Seller’s possession. To Seller’s knowledge, there are no other environmental reports or property condition reports in Seller’s possession with respect to the Hotel that (i) have not been delivered or otherwise made available to Purchaser and (ii) disclose any material adverse condition that is not also disclosed in the environmental reports and property condition reports delivered to Purchaser and that has not been remedied or otherwise resolved.

                           5.1.17          There are no leases, licenses or concessions which provide for the use or occupancy of space or facilities at the Hotel, other than the complete and accurate list of which is attached hereto as Exhibit 5.1.17.  Seller has delivered true, correct and complete copies of the leases, licenses or concessions to Purchaser.  To Seller’s knowledge, Seller is not in default in any material respect under the leases, licenses or concessions and there is no existing condition that, with notice or passage of time or both, would constitute a material default by Seller under any of the leases, licenses or concessions.  To Seller’s knowledge, no other party to a lease, license and concession is in default in any material respect under any of the leases, licenses and concessions and there is no existing condition that, with notice or passage of time or both, would constitute a material default by such party under any of the leases, licenses or concessions.

                           5.1.18          Seller has not granted any option, right of first refusal or similar right in favor of any person to purchase or otherwise acquire the Hotel, any portion thereof or any interest therein, which will survive Closing.

                           5.1.19          To the extent in its possession, Seller has made available to Purchaser complete copies of (a) all Contract counterparty correspondence, billing and other files, (b) all property surveys, plans, specifications, drawings, structural reviews, environmental assessments or audits, architectural drawings and engineering, geophysical, soils, seismic, geologic, environmental (including with respect to the impact of materials used in the construction or renovation of the Improvements) and architectural reports, studies and certificates pertaining to the Hotel, and (c) all accounting, tax, financial, and other books and records relating to the use, maintenance, leasing and operation of the Hotel, but excluding Seller’s internal appraisals, valuations, projections, income tax returns and similar internal records and excluding items that are legally privileged or that constitute attorney work product as long as such privilege or work product is not utilized for the primary purpose of avoiding disclosure to Purchaser, and documents that are subject to a bona fide confidentiality agreement with a third party that prohibits their disclosure by Seller to Purchaser (collectively, the “Books and Records”) and, to Seller’s actual knowledge, there are no documents in Seller’s possession which disclose any material adverse condition not disclosed in the Books and Records which has not been fully remedied or repaired.

                           5.1.20          Seller has good and valid title to the Personal Property which shall be free and clear of any encumbrances as of the Closing.

                           5.1.21          Seller and, to Seller’s knowledge, its manager, has not received any written notice of any audit of any taxes payable or tax delinquency with respect to the Hotel which has not been resolved or completed, and Seller is not currently contesting or seeking an abatement or rollback of any taxes, levies or assessments with respect to the Hotel.

                           5.1.22          Seller has not entered into any unrecorded commitment or agreement with any governmental authority affecting the Hotel and which could reasonably be expected to have a material adverse effect on the ownership, value or operation of the Hotel.

                           5.1.23          All materials related to the Property, in the possession of Seller or its property manager, are located at the Property.

          “In Seller’s possession” as used in this Agreement shall be deemed to mean and include items in the possession of Seller or Seller’s property manager at the Property.  All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing as if then made and all covenants and obligations shall have been performed in all respects or waived pursuant to the terms hereof.

            5.2          By Purchaser.  Purchaser represents and warrants to Seller that:

                           5.2.1          Purchaser is a legal entity, duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to do business in the State of Florida, has duly authorized the execution and performance of this Agreement, and such execution and performance by Purchaser of this Agreement will not result in a breach of, violate any term or provision of, or constitute a default under, any articles of incorporation, bylaws, agreement, indenture, mortgage or other document by which Purchaser is bound.  Purchaser is acting as principal in this transaction with authority to close this transaction.  Purchaser is a partnership, corporation or other form of legal person domesticated in, the United States.  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy law is pending against or contemplated by Purchaser.

                           5.2.2          On or before the Approval Date, Purchaser (a) shall have inspected the Property fully and completely at its expense and ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations; and (b) shall have reviewed the Contracts, the Approvals, the Survey, the Title Commitment, books and records, expenses and other matters relating to the Property and, based upon its own investigations, inspections, tests and studies, shall have determined whether to purchase the Property and to assume Seller’s obligations under the Contracts, the Approvals and otherwise with respect to the Property.

                           5.2.3          To Purchaser’s knowledge, neither Purchaser nor any of its respective constituent owners or affiliates currently are in violation of any Anti-Terrorism Laws, including without limitation the Executive Order and/or the USA Patriot Act.

            5.3          Broker.  Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property.  Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property.

            5.4          Seller’s Knowledge.  Whenever a representation or warranty is made in this Agreement on the basis of Seller’s knowledge, Seller’s actual knowledge, to the best of Seller’s knowledge or the like, such representation and warranty is made solely on the basis of the actual knowledge of Arnold S. Levy and Tom Gatti, on the date that such representation or warranty is made or deemed made, without inquiry or investigation of such individual(s) and without attribution to such individual(s) of facts and matters otherwise within the personal knowledge of any other officers or employees of Seller or third parties, including, but not limited to, any property manager of the Property, provided, however, solely for the purpose of making the representations and warranties, as applicable, the individuals named in this Section 5.4 shall have made inquiry of the Hotel’s general manager, director of finance and director of engineering.  The individuals listed in this Section 5.4 are familiar with the Property and the business and affairs of Seller as to the Property and the transactions contemplated under this Agreement.  Arnold S. Levy and Tom Gatti are in the best position in Stone-Levy LLC to have knowledge concerning the scope of the representations and there are no individuals in Stone-Levy LLC with greater knowledge concerning such matters.

            5.5          Survival.  All representations, warranties and covenants set forth in this Agreement shall survive the Closing, but written notification of any claim arising from any representation or warranty must be received by the party making the representation or warranty and legal proceedings based thereon must be commenced within twelve (12) months of the Date of Closing or such claim shall be forever barred and the party making the representation or warranty shall have no liability with respect thereto, except for the representations made in Section 5.3 and the representations and warranties made with respect to Seller’s authority and title to the Property, which shall survive the Closing indefinitely.

            5.6          Claims.  No claim for a breach of a representation or warranty may be made by Purchaser except (a) for breaches of the representations and warranties set forth in Section 5.3, and (b) for breaches of representations and warranties (other than Section 5.3 and those pertaining to Seller’s authority and title to the Property), provided that the maximum total liability for which Seller shall be responsible with respect to all representations and warranties (other than Section 5.3 and those pertaining to Seller’s authority and title to the Property) and, in accordance with Section 11.26 hereof, any claims pursuant to any indemnities by Seller for breach of representations and warranties (other than those in Section 5.3 and those pertaining to Seller’s title to the Property and to Seller and Stone-Levy’s authority) contained in this Agreement and/or the closing documents, shall not exceed $5,000,000.00 in the aggregate.

6.          Costs and Prorations.

            6.1            Purchaser’s Costs.  Purchaser will pay the following costs of closing this transaction:

                           6.1.1            The fees and disbursements of its counsel, inspecting architect and engineer, if any, and all expenses incurred in conducting its due diligence;

                           6.1.2            One-half (1/2) of any escrow fees and charges of the Title Company due in connection with the closing of this transaction and recordation costs due in connection with the recordation of the deed (but not the real estate transfer taxes due in connection with the recordation of the deed);

                           6.1.3            Intentionally Omitted.

                           6.1.4            The cost of a loan title insurance policy and any and all title endorsements, issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise;

                           6.1.5            The full amount of any intangible and mortgage taxes;

                           6.1.6            The cost associated with the Survey; and

                           6.1.7            Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

            6.2            Seller’s Costs.  Seller will pay the following costs of closing this transaction:

                           6.2.1            The fees and disbursements of Seller’s counsel;

                           6.2.2            One-half (1/2) of any escrow fees and charges of the Title Company due in connection with the closing of this transaction and 100% of all real estate transfer taxes due in connection with the recordation of the deed; and

                           6.2.3            The cost of an ALTA owners title insurance policy in the amount of the Purchase Price.

                           6.2.4            The recordation costs in connection with the removal of Title Objections which Seller is required to remove pursuant to this Agreement.

            6.3            Adjustments and Prorations.  The following matters and items pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 12:01 a.m. on the Closing Date (the “Apportionment Time”). Net credits in favor of Purchaser shall be deducted from the balance of the Purchase Price at the Closing and net credits in favor of Seller shall be paid by Purchaser to Seller in cash at the Closing. Unless otherwise indicated below, Purchaser shall receive a credit against the Purchase Price for any of the following items to the extent the same are accrued but unpaid as of the Apportionment Time (whether or not due, owing or delinquent as of the Apportionment Time), and Seller shall receive a credit (and thereby be entitled to a payment from Purchaser) with respect to any of the following items which shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Apportionment Time:

                                                  (a)          Guest Ledger. Guest ledger receivables (i.e., amounts, including, without limitation, room charges and charges for food and beverages, accrued to the accounts of guests and other customers of the Hotel as of the Apportionment Time) shall be prorated between Purchaser and Seller. Seller shall receive a credit for all guest ledger receivables, net of credit card commissions, for all room nights and other charges up to but not including the room night during which the Apportionment Time occurs, and Purchaser shall be entitled to the amounts of guest ledger receivables for the room nights and other charges after the Apportionment Time. Seller and Purchaser shall each receive a credit equal to one-half of the amount of the room revenue included on the guest ledger for the night during which the Apportionment Time occurs, i.e., the final night’s revenue (revenue from rooms occupied on the evening preceding the Date of Closing), any taxes thereon, and any in-room telephone, movie and similar charges for such night shall be allocated 50% to Seller and 50% to Purchaser, with Seller and Purchaser to each bear 50% of the credit card charges, travel company charges and similar commissions payable with respect to such revenue. All revenues from restaurants, bars and lounge facilities prior to and for the night during which the Apportionment Time occurs shall belong to Seller and Seller shall bear all expenses related to such revenues, including but not limited to, payroll and food and beverage costs.

                                                  (b)          Taxes and Assessments.  Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales and use, resort occupancy tax, transient occupancy tax, due or owing to any governmental entity in connection with the operation of the Property for any period of time prior to the Apportionment Time, and Purchaser shall be solely responsible for all such taxes for any period from and after the Apportionment Time. All ad valorem taxes, special or general assessments, real property taxes, water and sewer rents, rates and charges, vault charges, and any municipal permit fees shall be prorated as of the Apportionment Time between Purchaser and Seller..

                                                  (c)          Utilities; Telephone.  Telephone and telex charges and charges for the supply of heat, steam, electric power, gas, lighting, cable television and any other utility service shall be prorated as of the Apportionment Time between Purchaser and Seller. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable (and if not transferable said deposits shall remain the property of Seller) and provided such deposits remain on deposit for the benefit of Purchaser. Where possible, cutoff readings will be secured for all utilities as of the Apportionment Time. To the extent cutoff readings are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service.

                                                   (d)          Contracts and Leases; Trade Payables and Receivables.  Any amounts prepaid or payable under any Contracts and any other trade payables and receivables shall be prorated as of the Apportionment Time between Purchaser and Seller. All amounts known to be due under Contracts with reference to periods prior to the Closing Date shall be paid by Seller or credited to Purchaser.  All rents payable under leases and licenses at the Property shall be prorated as of the Apportionment Time.  Payables under Contracts or other agreements or obligations not being transferred to and assumed by Purchaser (including, without limitation, the franchise agreement with Marriott International, Inc.) shall remain the responsibility of and shall be paid by Seller. Delinquent or unpaid rents and other receivables shall not be credited to Seller at Closing but shall be collected in the manner provided in subsection (m) below.

                                                  (e)          Permits.  Fees paid for licenses, permits and other authorizations necessary for the use, occupancy and operation of the Property in the current period shall be prorated as of the Apportionment Time between Purchaser and Seller provided that such licenses, permits and other authorizations are transferred to Purchaser.

                                                  (f)          Bookings.  Purchaser shall receive a credit for advance payments and deposits, if any, under bookings to the extent the bookings relate to a period after the Apportionment Time.

                                                  (g)          Gift Certificates.  Purchaser shall receive a credit for the full value of all gift certificates that have not been redeemed as of the Apportionment Time.

                                                  (h)          Vending Machines; ATMs.  Vending machine and ATM monies will be removed by Seller as of the Apportionment Time for the benefit of Seller.

                                                  (i)          Cash Accounts.  All funds held in any accounts maintained by or for the benefit of Seller at the Apportionment Time, and petty cash funds and cash in house banks are excluded assets and will be removed by Seller as of the Apportionment Time for the benefit of Seller.

                                                  (j)          House Banks.  Notwithstanding the provisions of Section 6.3(i), the Seller shall receive a credit for the cash held in the Hotel house banks.

                                                  (k)          Security Deposits.  Purchaser shall be entitled to a credit for all security and other deposits, if any, held by Seller as of the Apportionment Time with respect to Contracts, to the extent Purchaser assumes them.

                                                  (l)          Prepaid Expenses: Deposits.  Seller shall receive a credit for prepaid expenses directly or indirectly allocable to any period from and after the Apportionment Time, including, without limitation, prepaid rents under any equipment lease, annual permit and inspection fees, fees for licenses, pre-paid advertising, trade association dues and trade subscriptions, and all security or other deposits paid by or on behalf of Seller to third parties to the extent the same are transferable and remain on deposit for the benefit of Purchaser.  With the exception of prepaid advertising which have not been published, mailed or aired, the Seller will receive no credit for prepaid advertising costs.

                                                  (m)          City Ledger Receivables.  Seller shall receive a credit for, and Purchaser shall purchase from Seller, all accounts receivable (other than Guest Ledger) that are less than one hundred twenty (120) days old. Such credit and purchase shall be in the amount of the accounts receivable, less (i) credit card charges, travel company charges and similar commissions and (ii)on all accounts receivable other than credit card receivables, a 3% discount for uncollectible amounts.

                                                   (n)          Other Items.  Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of real property or of a Hotel shall be prorated as of the Apportionment Time in accordance with local custom in the jurisdiction in which the Hotel is located.

                                                  (o)          Payroll.  Purchaser shall receive a credit for all unpaid payroll and benefits that relate to the time prior to the Apportionment Time. These amounts should include earned and unpaid vacation pay, sick time pay and accrued bonuses relating to the time prior to the Apportionment Time.

            6.4            Closing Statement; True-Up. Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring prorations and adjustments in this Agreement. Subsequent final adjustments and payments (the “True-Up”)shall be made in cash or other immediately available funds as soon as practicable after the Closing Date, but in all events subject to the time period stated in Section 9.13 hereof, based upon an accounting performed by Seller’s manager and acceptable to Purchaser.  Seller and Purchaser agree that, after the Apportionment Time, when either party receives a True-Up amount, it shall promptly forward to the other party such other party’s share thereof, which payment need not occur more frequently than once in any thirty (30) day period. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to Section 6.3, upon application by any such party, a certified public accountant reasonably acceptable to the parties to such disputed adjustment shall determine any such adjustments which have not theretofore been agreed to between such parties. The charges of such accountant shall be borne equally by the parties to such disputed adjustment.  All adjustments to be made as a result of the final results of the True-Up shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof.

7.          Casualty and Condemnation.

            7.1            Fire or Other Casualty.  Seller shall give Purchaser prompt notice of any fire or other casualty to the Property costing more than $100,000.00 to repair and occurring between the Effective Date and the Date of Closing. If, prior to Closing, the Property is damaged by fire or other casualty which is insured (without regard to deductibles) to an extent as would not cost more than $5,000,000.00 and would not take longer than six (6) months to repair and would not otherwise have a material adverse effect on the Property, then the Closing shall take place without abatement of the purchase price, but Seller  shall assign to Purchaser at Closing all of Seller’s interest in any insurance proceeds (except only use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the purchase price, to the extent such deductibles have not been previously expended or are otherwise required to reimburse Owner for actual expenditures of restoration.  If any such damage due to fire or other casualty is insured and is to such an extent as would cost more than $5,000,000.00 or would take longer than six (6) months to repair or would otherwise have a material adverse effect on the Property, then, at Purchaser’s option, Purchaser may terminate this Agreement and the Deposit shall be returned to Purchaser. Should Purchaser nevertheless elect to proceed to Closing, the Closing shall take place without abatement of the Purchase Price and at Closing Seller  shall assign to Purchaser all of Seller’s interest in any insurance proceeds (except only use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance, in each case, for the period proceeding the Closing Date) that may be payable to Seller  on account of any such fire or other casualty, and Seller shall grant to Purchaser a credit against the purchase price equal to the amount of the applicable deductible. If, prior to Closing, the Property is damaged by fire or other casualty which is uninsured and would cost more than $5,000,000.00 to repair or would not take longer than six (6) months to repair or would otherwise have a material adverse effect on the Property, then, at Purchaser’s option, Purchaser may terminate this Agreement and the Deposit shall be returned to Purchaser.  If Purchaser does not elect to terminate this Agreement with respect to an uninsured casualty as aforesaid, or if any uninsured casualty would not cost not more than $5,000,000.00 to repair and would not take longer than six (6) months to repair and would not otherwise have a material adverse effect on the Property, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty not to exceed such $5,000,000.00.

            7.2           Condemnation.  Seller agrees to give Purchaser prompt notice of any notice it receives (or knowledge it otherwise obtains) of any taking by condemnation (actual, pending or threatened) of any part of or rights appurtenant to the Property. Purchaser shall have the right to terminate this Agreement in the event of such actual, pending or threatened condemnation in which event the Deposit shall be returned to Purchaser. If Purchaser does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Owner shall assign to Purchaser at the Closing all of Owner’s interest in any condemnation award which may be payable to Owner on account of any such condemnation and, at Closing, Owner shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds received by Owner between the Effective Date and Closing less any amounts which are reasonably allocated to lost earnings reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement with respect to such Property, Owner shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have the right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.

            7.3            Termination and Return of Deposit.  If either party elects to terminate this Agreement pursuant to this Section 7, Seller shall promptly direct the Title Company to return the Deposit to Purchaser

8.          Notices.  Any notice required or permitted to be given hereunder shall be deemed to be given when (a) hand delivered, or (b) one (1) business day after pickup by Emery Air Freight or Federal Express, or another similar overnight express service, in either case addressed to the parties at their respective addresses set forth below:

If to Seller:	Teachers’ Retirement System of
the State of Illinois
c/o Stone-Levy LLC
630 Dundee Road, Suite 220
Northbrook, Illinois 60062
Attention: Arnold S. Levy, President
Facsimile number: 847.714.9696

With a copy to:	Holland & Knight LLP
131 S. Dearborn Street, 30th Floor
Chicago, Illinois 60603
Attention: James T. Mayer, Esq.
Facsimile number: 312.578.6666

If to Purchaser:	DiamondRock Orlando Airport Owner, LLC
c/o DiamondRock Hospitality Company
6903 Rockledge Drive
Suite 800
Bethesda, Maryland 20817
Attention: Michael D. Schecter,	General Counsel
Facsimile: 240.744.1199

With a copy to:	Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, TX 75201
Attention: Carl B. Lee, P.C. Facsimile: 214.969.4343

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party.  Telephone and facsimile numbers are for informational purposes only.  Effective notice will be deemed given only as provided above.

9.          Closing.

            9.1          Seller’s Deliveries.  Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, if available, each executed and, if required, acknowledged:

                           9.1.1          A special warranty deed to the Property, in the form attached hereto as Exhibit 8.1.1 (the “Deed”), subject to the Permitted Exceptions and other matters reasonably approved by Purchaser or Purchaser’s counsel.

                           9.1.2          A bill of sale in the form attached hereto as Exhibit 9.1.2 (the “Bill of Sale”), conveying the Personal Property to Purchaser.

                           9.1.3           (i) Copies of all leases, licenses and Contracts relating to the Property; and (ii) an assignment of such Contracts to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 9.1.3.

                           9.1.4          An assignment of all transferable warranties and guarantees then in effect, if any, with respect to the Improvements or any repairs or renovations to such Improvements and the Personal Property being conveyed hereunder, in the form attached hereto as Exhibit 9.1.4.

                           9.1.5          (i) The originals of all Approvals in the possession of Seller; and (ii) an assignment of all Approvals to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 9.1.5.

                           9.1.6          All books and records at the Property held by or for the account of Seller, including without limitation all such records pertaining to the then registration of guests, advance bookings of banquets and similar functions and advance room reservations, as available.

                           9.1.7          An affidavit pursuant to the Foreign Investment and Real Property Tax Act, in the form attached hereto as Exhibit 9.1.7.

                           9.1.8          An Owner’s Affidavit and such other similar documents as are reasonably required by the Title Company pursuant to the Title Commitment as a condition precedent to the issuance of an Owner’s Title Insurance Policy pursuant to the terms thereof.

                           9.1.9          Complete and execute any required real property transfer tax returns.

                           9.1.10          Such other documents and instruments as may be reasonably required by the Title Company

            9.2          Purchaser’s Deliveries.  At the Closing, Purchaser shall (i) pay Seller the Purchase Price as required by, and in the manner described in, Section 2 hereof; (ii) execute any agreements referred to in Section 9.1 hereof requiring counter-execution by Purchaser; (iii) complete and execute any required real property transfer tax returns and any sales tax returns; (iv) pay any sales or use tax or other sums payable by Purchaser under Section 6.1 hereof; and (v) execute and deliver such other documents and instruments as may be reasonably required by the Title Company.

            9.3          Possession.  Subject to rights of Hotel guests and applicable Permitted Exceptions, Purchaser shall be entitled to possession of the Property at the conclusion of the Closing.

            9.4          Insurance.  Seller shall terminate its policies of insurance as of Closing and Purchaser shall be responsible for obtaining its own insurance thereafter.

            9.5          Safe Deposit Boxes.  At the conclusion of the Closing, Purchaser shall be entitled to receive all keys to each safe deposit box at the Hotel not then in use and a list of all safe deposit boxes in use (containing the name and room number of each depositor) and all receipts and agreements relating thereto.  Prior to the Closing, Seller shall cause written notice to be placed in each depositor’s message box at the Hotel, requesting verification immediately prior to the Closing of the contents of such depositor’s safe deposit box.  Such verifications shall be made under the supervision of Seller’s representative and in the presence of Purchaser’s representative.  Safe deposit boxes of depositors who do not respond to the request shall be opened in the presence of a representative of each of Seller and Purchaser and the contents recorded.  From and after such verifications or opening and recording of contents, and in any event from and after the Date of Closing, Seller shall be relieved of any responsibility in connection with items verified as being in such safe deposit boxes, and all contents verified as being in such boxes shall be the responsibility of Purchaser and Purchaser shall indemnify, defend through counsel reasonably acceptable to Seller and hold harmless Seller from and against any liability, claim, cost, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or incurred by Seller with respect to any such contents verified as being in such boxes.  If the contents cannot be verified as being in such safety deposit boxes, Seller shall indemnify, defend through counsel reasonably acceptable to Purchaser and hold Purchaser harmless from and against any liability, claim, cost, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses, arising out of or incurred by Purchaser with respect to any such contents not verified as being in such boxes.  The provisions of the two (2) immediately preceding sentences shall survive the Closing.

            9.6          Guest Property.  Representatives of Seller and Purchaser shall prepare an inventory as of 12:00 noon on the Date of Closing, which inventory shall be binding on all parties hereto, of all baggage, parcels, laundry, valet packages and other property checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding property in safe deposit boxes) and all items in the Hotel lost and found.  From and after the Date of Closing, Seller shall be relieved of any responsibility in connection with any and all guest property (including, without limitation, guest property in Hotel rooms), all such property shall be the responsibility of Purchaser and Purchaser shall indemnify, defend through counsel reasonably acceptable to Seller and hold harmless Seller from and against any liability, claim, cost, damage and expense (including, without limitation, attorneys’ fees and expenses) arising out of or incurred by Seller with respect to any guest property; provided, however, that Seller shall indemnify, defend, through counsel reasonably acceptable to Purchaser, and hold harmless Purchaser from and against claims of baggage and property not listed in such inventory but shown or alleged to have been left in custody at the Property prior to the Closing Date.  The provisions of the two (2) immediately preceding sentences shall survive the Closing.

            9.7          Intentionally Omitted.

            9.8          Intentionally Omitted.

            9.9          Consumables.  Purchaser shall purchase from Seller and Seller shall transfer to Purchaser or its designee at Closing all china, glass, silver, linen, inventories of food and alcoholic and non-alcoholic beverages, supplies and other items used in the operation of the Hotel, whether in opened or unopened boxes or packages or in use on the Date of Closing, which price therefor is understood to be part of the Purchase Price.

            9.10          Intentionally Omitted.

            9.11          Property Not Included in the Sale.  All baggage and other property of Hotel guests that is being retained by Seller as security for unpaid accounts receivable shall be removed or otherwise disposed of by Seller within thirty (30) days after Closing.

            9.12          Intentionally Omitted.

            9.13          Final Reconciliation.  A final reconciliation of all prorations to be made with respect to the Hotel shall be made not later than one hundred twenty (120) days after the Date of Closing and an appropriate payment shall be made by Seller to Purchaser or by Purchaser to Seller.  The foregoing obligations of Seller and Purchaser shall survive the Closing.

            9.14          Intentionally Omitted.

            9.15          Notice Letters.  At Closing, Seller shall deliver to each addressee, and provide to Purchaser copies of letters to contractors and utility companies serving the Property, advising them of the sale of the Property to Purchaser and directing contractors and utility companies to direct to Purchaser all bills for the services provided to the Property on and after the Date of Closing.

            9.16          Intentionally Omitted.

            9.17          Post-Closing Access to Property.  Subsequent to the Date of Closing, Seller’s designated agent may have access to books and records at the Hotel for any period that may reasonably be required (not to exceed 60 days after the fiscal year ending June 30) to prepare Seller’s audit and financial income tax returns, and to otherwise conclude Seller’s interest in the Property.  Purchaser agrees to provide an office for use by Seller’s designated agent during this period, free of charge, and to allow Seller’s designated agent use of all office equipment (at Seller’s expense) and access to all books and records not heretofore removed by Seller as long as Seller’s designated agent does not interfere with the continued operation of the Hotel in the ordinary course of business.  All salaries and other expenses of Seller’s designated agent shall be borne by Seller.

            9.18          Transfers to Purchaser’s Operating Lessee. Upon request of Purchaser, such portions of the Personal Property, Contracts, warranties and guaranties, tenancies and occupancy agreements, and Approvals designated by Seller shall be conveyed, transferred and assigned at Closing by Seller to Purchaser’s operating lessee, by bills of sale and assignments substantially in the forms attached hereto for such conveyances, transfers and assignments to Purchaser.

10.        Default; Failure of Condition.

             10.1          Purchaser Default.  If Purchaser shall breach the terms of, or default under, this Agreement, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for Purchaser’s Indemnity Obligations set forth in Section 3.1.2 hereof and its Confidentiality Obligations under Section 3.6 hereof.  Seller and Purchaser acknowledge and agree that (a) it would be extremely difficult to accurately determine the amount of damages suffered by Seller as a result of Purchaser’s default hereunder; (b) the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages for Purchaser’s default under this Agreement; and (c) retention by Seller of the Deposit upon Purchaser’s default hereunder shall not constitute a penalty or a forfeiture.

             10.2          Seller Default.  If Seller shall breach the terms of, or default under this Agreement in violation of Seller’s obligations hereunder for any reason, Purchaser shall elect as its sole remedy hereunder either (a) to terminate the Agreement and recover the Deposit, or (b) the right to seek specific performance of Seller’s obligations pursuant to this Agreement.

11.       Miscellaneous.

            11.1          Entire Agreement.  This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

             11.2          Severability.  If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

             11.3          Applicable Law.  This Agreement shall be construed and enforced in accordance with the law of the State of Florida.

             11.4          Assignability.  Purchaser may assign this Agreement, with prior notice to Seller, at least five (5) business days prior to the Date of Closing, but without Seller’s consent, to an affiliate of Purchaser or to an entity to be created by Purchaser to be the purchaser hereunder, of which Purchaser or an affiliate of Purchaser shall be a member, partner or owner.  Other than as set forth in the immediately preceding sentence, Purchaser may not assign, directly or indirectly, this Agreement without first obtaining Seller’s written consent, which consent may be withheld in Seller’s sole discretion.  Any assignment in contravention of this provision shall be void.  No assignment shall release Purchaser herein named from any obligation or liability under this Agreement.

             11.5          Successors Bound.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

            11.6          No Public Disclosure.  Except as otherwise allowed pursuant to the terms of this Agreement, all press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein shall be subject to the prior written approval of Seller and Purchaser; provided that, Seller’s and Purchaser’s approval shall not be unreasonably withheld or delayed.

          11.7          Captions.  The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

          11.8          No Partnership.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

          11.9          Time of Essence.  Time is of the essence in this Agreement.

          11.10          Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

          11.11          Recordation.  Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

          11.12          Proper Execution.  The submission by either party of this Agreement in an unsigned form shall be deemed to be a submission solely for the either party’s consideration and not for acceptance and execution.  Such submission shall have no binding force and effect, shall not constitute an option or an offer, and shall not confer any rights upon either party or impose any obligations upon either party irrespective of any reliance thereon, change of position or partial performance.  The submission by either party of this Agreement for execution by the other party and the actual execution thereof by the submitting party and delivery to the other party shall similarly have no binding force and effect on either party unless and until both parties shall have executed this Agreement and the Deposit shall have been received by the Title Company and a counterpart hereof executed by Seller and Purchaser shall have been delivered to Purchaser.

          11.13          Waiver of Jury Trial.  Each of the undersigned hereby knowingly, voluntarily, and intentionally waives the right which any of the undersigned may have to a trial by jury with respect to any litigation between any of the parties hereto, including, but not limited to, with respect to any and all cause or causes of action, defenses, counterclaims, crossclaims, third party claims, and intervenor’s claims, whether now existing or hereafter arising, and whether sounding in contract, tort, equity or otherwise, regardless of the cause or causes of action, defenses or counterclaims alleged or the relief sought by any party, so long as such causes of action, defenses or counterclaims are based on, or arise out of, under or in connection with this Agreement or its subject matter, out of any alleged conduct or course of conduct, dealing or course of dealing, statements (whether verbal or written), or otherwise.  Any party hereto may file a copy of this Agreement with any court as conclusive evidence of the consent of the parties hereto to the waiver of any right they may have to trial by jury.

          11.14          Intentionally Omitted.

          11.15          Intentionally Omitted.

          11.16          Liability of Seller.  It is hereby expressly agreed that any liability by Seller arising hereunder, for any reason whatsoever, shall be limited to Seller’s interests in and to the Property or the proceeds of the sale thereof, except as otherwise provided with respect to the indemnities set forth herein.  It is further hereby expressly agreed that in no event shall any shareholder, officer, director, employee, agent or representative of Seller have any personal liability in connection with this Agreement or the transaction envisioned herein.

          11.17          Waiver.  No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained.  No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

          11.18          Seller’s Performance.  The acceptance of the Deed and the Bill of Sale by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation of Seller herein contained and expressed, except such as are, by the express terms hereof to survive closing or to be performed by Seller after the delivery of said instruments.

          11.19          Bulk Sales Law.  Purchaser waives compliance by Seller with the provisions of any “bulk sales laws”.

          11.20          Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or Exhibits hereto.

          11.21          No Third Party Beneficiary.  The provisions of this Agreement are for the exclusive benefit of the Seller and Purchaser hereto and no other party shall have any right or claim against the Seller and Purchaser, or either of them, by reason of those provisions or be entitled to enforce any of those provisions against the Seller and Purchaser hereto, or either of them.

          11.22          Intentionally Omitted.

          11.23          Return of Documents and Reports.  If this Agreement terminates for any reason pursuant to the terms hereof, other than Seller default, Purchaser shall promptly return and/or deliver to Seller all Property Documents and copies thereof.  Additionally, if this Agreement terminates for any reason, other than Seller default, then Purchaser must deliver to Seller copies of all third party reports, investigations and studies (collectively, the “Purchaser Reports” and, individually, a “Purchaser Report”) prepared for Purchaser in connection with its due diligence review of the Property if permitted by the terms of such third party reports and the engagement letter therefor.  The Purchaser Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Purchaser Reports or any other matter relating thereto, and Seller shall have no right to rely on any Purchaser Report without the written consent of the party preparing same.  Purchaser’s obligation to deliver the Property Documents and the Purchaser Reports to Seller shall survive the termination of this Agreement.

          11.24          Intentionally Omitted.

          11.25          Agency.  This Agreement is executed by Stone-Levy LLC (“Stone Levy”) acting solely as the duly authorized agent for the Teachers’ Retirement System of the State of Illinois, and all the terms, provisions, stipulations, covenants and conditions to be performed by Seller are undertaken solely as said duly authorized agent, and not individually, and all statements herein made by Seller except for its authority to act as agent are made on information and belief and are to be construed accordingly.  No personal liability shall be asserted or be enforceable against Stone Levy or any of its agents, employees or shareholders by reason of any of the terms, provisions, stipulations, covenants and/or statements contained in this instrument, except that Stone Levy represents that it is duly authorized to act for and on behalf of Seller and, by its execution hereof, and of any documents executed in connection herewith, to bind Seller thereto.

          11.26          Agreement to Indemnify. Subject to any express provisions of this Agreement to the contrary, from and after the Closing, (i) Seller shall indemnify and hold harmless Purchaser and any partner, member, manager, officer, director, trustee, beneficiary, employee or agent of Purchaser (collectively, the “Purchaser Indemnitees”) from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) to the extent arising out of (A) transfer, sales or use, or similar taxes payable in connection with the transfer of the Property to Purchaser, and events or contractual obligations, acts, or omissions of Seller that occurred in connection with the ownership or operation of the Property prior to the Date of Closing and for which Purchaser did not receive a credit at Closing in the full amount of such liability, (B) any damage to property or injury to or death of any person occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the Date of Closing, or (C) subject to the limitations set forth herein, a breach of any representation or warranty made by Seller hereunder or in any certificate delivered by Seller hereunder, and (ii) Purchaser shall indemnify and hold harmless Seller and any partner, member, manager, officer, director, trustee, beneficiary, employee or agent of Seller (collectively, the “Seller Indemnitees”) from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) to the extent arising out of (A) events, contractual obligations, acts or omissions of Purchaser for which Purchaser did receive a credit at Closing in the full amount of such liability that occur in connection with the ownership or operation of the Property on or after the Date of Closing, or (B) any damage to property or injury to or death of any person occurring on or about the Property or any portion thereof on or at any time or times after the Date of Closing, or (C) subject to the limitations set forth herein, a breach of any representation or warranty made by Purchaser hereunder or in any certificate delivered by Purchaser hereunder. The provisions of this Section 11.26 shall survive the Closing and the termination of this Agreement.

          11.27          Indemnification Procedure for Third Party Claims. In the case of any claim asserted by a third party which claim is subject to indemnification by the either party hereunder, (a “Third-Party Claim”), the party seeking indemnification (the “Indemnitee”) shall notify the other party (the “Indemnitor”) promptly after has actual knowledge of any such Third-Party Claim as to which indemnity may be sought (provided that failure to so notify shall not affect the Indemnitor’s obligations hereunder except to the extent materially prejudiced by such failure), and Indemnitee shall permit the Indemnitor, at its sole expense, to assume the defense of any such Third-Party Claim, provided that Indemnitee may participate in such defense or administration at Indemnitee’s sole expense (provided, however, that if a conflict of interest exists such that separate counsel must be engaged by Indemnitee and the Indemnitor, the Indemnitor shall be responsible for the reasonable fees and costs for such counsel for Indemnitee). The Indemnitor, in the defense of any such Third-Party Claim, shall not, except with the consent of Indemnitee, which Indemnitee agrees will not be unreasonably withheld, conditioned or delayed with respect to a monetary settlement, judgment or relief, (a) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-Monetary relief against Indemnitee or (b) pursue any course of defense of any such Third-Party Claim subject to indemnification hereunder if Indemnitee shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect Indemnitee, its direct or indirect owners, the use of the Property or Interest to which the Third-Party Claim relates. In addition, if the Indemnitor obtains and desires to accept from a party to any such Third-Party Claim an offer to settle the Third-Party Claim solely for an amount certain, then Indemnitee agrees that if requested by the Indemnitor, Indemnitee will, at its sole expense, assume defense of such Third-Party Claim and thereafter the Indemnitor’s obligation with respect to such Third-Party Claim shall not exceed the costs of defense then incurred and the dollar amount of the settlement the Indemnitor proposed to accept immediately prior to such assumption by Indemnitee, it being agreed between Indemnitee and the Indemnitor that Indemnitee will pay any greater amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement. In the event that the Indemnitor does not accept the defense of any matter as above provided, Indemnitee shall have the full right to defend against any such Third-Party Claim or demand and shall be entitled to settle or agree to pay in full such Third-Party Claim or demand, in its sole discretion. In any event, the Indemnitor and Indemnitee shall cooperate in the defense of any action or claim subject to this Agreement and each agrees to make its records available to the other with respect to such defense as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defense available to it. Acceptance of the defense of any Third-Party Claim or of the administration of any Third-Party Claim by the Indemnitor shall be without prejudice to the Indemnitor’s right to assert at any time before or after accepting such defense or administration that it is not obligated to provide an indemnity, either in whole or in part, with respect to such Third-Party Claim. In the event that the Indemnitor asserts that it is not obligated to provide an indemnity to Indemnitee with respect to a Third-Party Claim, Indemnitee shall have the right to defend such Third-Party Claim, and if the Indemnitor is adjudicated liable for indemnifying Indemnitee, the Indemnitor shall reimburse Indemnitee for its out-of-pocket expenses in defending such Third-Party Claim and all settlements and judgments reasonably incurred as a result of such Third-Party Claim.  Notwithstanding anything contained in this Section 11.27 or any other provision of this Agreement to the contrary, other than a representation or warranty pertaining to Seller’s or Stone Levy’s authority or to Seller’s title to the Property or to Section 5.3 hereof, in no event shall Seller’s liability under this Section 11.27 with respect to breaches of representations or warranties extend the survival period stated in Section 5.5 hereof or exceed the threshold amount stated in Section 5.6 hereof.  The other indemnities provided in Section 11.27 or in any certificate or document delivered pursuant to this Agreement and the representations and warranties pertaining to Seller’s or Stone-Levy’s authority and to Seller’s title to the Property and to Section 5.3 shall not be limited by the survival period stated in Section 5.5 or the threshold amount stated in Section 5.6 hereof.

          11.28          Franchise Agreement with Marriott.  Notwithstanding anything contained in this Agreement to the contrary, Seller and Purchaser acknowledge and agree that the following are conditions to the closing of this transaction:  (i) the termination of the Seller’s franchise agreement with Marriott International Inc. (“Marriott”) in accordance with the terms of such agreement; and (ii) Purchaser and Marriott International Inc. entering into a new franchise agreement or management agreement for the Hotel.  Seller hereby agrees to pay the sums required to be paid to Marriott in connection with the termination of its franchise agreement with Marriott and Purchaser shall pay any sums required to be paid in connection with a new franchise agreement or management agreement with Marriott.  Seller and Purchaser agree to use all commercially reasonable and diligent efforts to timely satisfy their respective condition described in the immediately preceding sentence.  If both of these conditions are not satisfied at least one (1) day prior to the Date of Closing, either party (unless such party is in default of its obligations under this Section 11.28) may terminate this Agreement by written notice thereof to the other party, upon which termination, the Deposit shall be returned to Purchaser and neither party shall have any further obligation under this Agreement other than those which expressly survive such termination.

          IN WITNESS WHEREOF, Purchaser and Seller have executed this Hotel Purchase and Sale Agreement as of the date set forth above.

SELLER:				PURCHASER:

TEACHERS’ RETIREMENT SYSTEM OF THE STATE OF ILLINOIS, a retirement system created pursuant to the laws of the State of Illinois				DIAMONDROCK ORLANDO AIRPORT OWNER, LLC, a Delaware limited liability company

By:	Stone-Levy LLC
			By:	/s/ Michael Schecter
Its:	Investment Advisor And Duly Authorized Agent
			Name:	Michael Schecter
			Its:	Director

	By:	/s/ Arnold S. Levy

	Name:	Arnold S. Levy
	Title:	President

HOTEL
PURCHASE AND SALE AGREEMENT

HOTEL

SELLER

AND

PURCHASER

Property:          Orlando Airport Marriott, 7499 Augusta National Drive, Orlando, Florida

Date:     October 11, 2005

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5. REPRESENTATIONS AND WARRANTIES	14

5.1 BY SELLER	14

5.2 BY PURCHASER	17

5.3 BROKER	17

5.4 SELLER’S KNOWLEDGE	18

5.5 SURVIVAL	18

5.6 CLAIMS	18

6. COSTS AND PRORATIONS	18

6.1 PURCHASER’S COSTS	18

6.2 SELLER’S COSTS	19

6.3 PRORATIONS	19

6.4 CLOSING STATEMENT; TRUE-UP	22

7. CASUALTY AND CONDEMNATION	23

7.1 FIRE OR OTHER CASUALTY	23

7.2 CONDEMNATION	23

7.3 TERMINATION AND RETURN OF DEPOSIT	24

8. NOTICES	24

9. CLOSING	25

9.1 SELLER’S DELIVERIES	25

9.2 PURCHASER’S DELIVERIES	25

9.3 POSSESSION	26

9.4 INSURANCE	26

9.5 SAFE DEPOSIT BOXES	26

9.6 GUEST PROPERTY	26

9.7 INTENTIONALLY OMITTED	26

9.8 INTENTIONALLY OMITTED	26

9.9 CONSUMABLES	27

9.10 DEPOSITS HELD BY OTHERS	27

9.11 PROPERTY NOT INCLUDED IN THE SALE	27

9.12 TRADE NAMES, LOGOS AND OTHER IDENTIFYING INSIGNIA	27

9.13 FINAL RECONCILIATION	27

9.14 INTENTIONALLY OMITTED	27

9.15 NOTICE LETTERS	27

9.16 INTENTIONALLY OMITTED	27

9.17 POST-CLOSING ACCESS TO PROPERTY	27

9.18 TRANSFERS TO PURCHASER’S OPERATING LESSEE	27

10. DEFAULT; FAILURE OF CONDITION	28

10.1 PURCHASER DEFAULT	28

10.2 SELLER DEFAULT	28

11. MISCELLANEOUS	28

11.1 ENTIRE AGREEMENT	28

11.2 SEVERABILITY	28

11.3 APPLICABLE LAW	28

11.4 ASSIGNABILITY	28

11.5 SUCCESSORS BOUND	29

11.6 NO PUBLIC DISCLOSURE	29

11.7 CAPTIONS	29

11.8 NO PARTNERSHIP	29

11.9 TIME OF ESSENCE	29

11.10 COUNTERPARTS	29

11.11 RECORDATION	29

11.12 PROPER EXECUTION	29

11.13 WAIVER OF JURY TRIAL	29

11.14 SELLER’S COMMITTEE APPROVAL REQUIRED	30

11.15 INTENTIONALLY OMITTED	30

11.16 LIABILITY OF SELLER	30

11.17 WAIVER	30

11.18 SELLER’S PERFORMANCE	30

11.19 BULK SALES LAW	30

11.20 CONSTRUCTION	30

11.21 NO THIRD PARTY BENEFICIARY	30

11.22 INTENTIONALLY OMITTED	30

11.23 RETURN OF DOCUMENTS AND REPORTS	30

11.24 I NTENTIONALLY OMITTED	31

11.25 AGENCY	31

11.26 AGREEMENT TO INDEMNIFY	31

11.27 INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS	32

11.28 FRANCHISE AGREEMENT WITH MARRIOTT	33

TABLE OF EXHIBITS

EXHIBIT 1.1.1	-	-	Legal Description
EXHIBIT 1.1.3	-	-	Inventory of Personal Property
EXHIBIT 1.1.6	-	-	Schedule of Contracts
EXHIBIT 1.1.8	-	-	Schedule of Approvals
EXHIBIT 2.2.1(b)	-	-	Escrow Agreement
EXHIBIT 5.1.5(a)	-	-	List of Employees
EXHIBIT 5.1.5(b)	-	-	List of Pension Plans
EXHIBIT 5.1.6	-	-	Schedule of Litigation
EXHIBIT 5.1.13	-	-	List of Environmental Violations
EXHIBIT 5.1.17	-	-	List of Leases and Licenses
EXHIBIT 9.1.1	-	-	Special Warranty Deed
EXHIBIT 9.1.2	-	-	Bill of Sale
EXHIBIT 9.1.3	-	-	Assignment and Assumption of Leases, Licenses and Contracts
EXHIBIT 9.1.4	-	-	Assignment of Warranties and Guarantees
EXHIBIT 9.1.5	-	-	Assignment and Assumption of Approvals
EXHIBIT 9.1.7	-	-	Affidavit Pursuant to Foreign Investment and Real Property Tax Act

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